UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

------------------------------------------------------------------------

                                   FORM SB-2/A
                                (Amendment No. 1)

             REGISTRATION STATMENT UNDER THE SECURITIES ACT OF 1933

                                 STUDIO 54, INC.
                 (Name of Small Business Issuer in its charter)

    Nevada                             7371                        20-1765640
  State or jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organizatio) Classification Code Number) Identification Number)

                                1501 Front Street
                           San Diego, California 92101
                                 (800) 994-6025
                          (Address and telephone number
                         of principal executive offices)
                       -----------------------------------
                        Corporate Capital Formation, Inc.
                            6565 Spencer Street #211
                             Las Vegas, Nevada 89119
                                 (702) 320-5913
            (Name, address and telephone number of agent for service)
                      ------------------------------------
      Copies of all communications, including copies of all communications sent to agent for service, should be sent to

                           RB Capital & Equities, Inc.
                               122 East Grand Ave
                              Escondido, California
                                 (760) 741-1128

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time commencing as soon as practicable after the effective date of this Registration Statement.

      If this Form is filed to register additional securities for an Registration Statement pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same Offering

      If this Form is a post-effective amendment filed pursuant to rule 462(d) under the securities Act, check the following box and list the Securities Act Document number of the earlier effective Document for the same Document. [ ]

      If delivery of the Prospectus to be made pursuant to rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class     Proposed      Proposed     Proposed       Amount of
of Securities to be     Amount to be  Maximum      Maximum       Registration
Registered              Registered   Offering Price Aggregate        Fee
                                     Per Sharea (a) Offering Price(a)
-------------------------------------------------------------------------------
Common Shares,         4,312,800       $.50        $2,156,400         $301.19
$.001, par value
-------------------------------------------------------------------------------
Total Amount of
Registration Fees                                                      $301.19
--------------------------------------------------------------------------------

(a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement hall become effective on such date as the Commission, acting pursuant to said Section 8(a)may determine.
The information in this Registration Statement is not complete and may be changed. These securities may not be sold until the Document filed with the Securities and Exchange Commission is effective. This Prospectus not an offer to sell these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

Summary....................................................................  2
About Us...................................................................  2
Terms of Document..........................................................  2
Summary Financial Information..............................................  2
Risk Factors..............................................................   3
Use of Proceeds..........................................................    5
Dilution.................................................................    5
Determination of Document Price.........................................     5
Selling Shareholders......................................................   5
Plan of Distribution......................................................   7
Legal Proceedings.........................................................   9
Directors and Executive Officers...........................................  9
Security Ownership of certain Beneficial Owners and Management               11
Description of Securities....................................................12
Common Shares................................................................12
Preferred Shares............................................................ 12
Warrants.................................................................... 12
Options......................................................................13
Dividend Policy...........................................................   14
Shares Eligible for Future Resale.......................................     14
Transfer Agent and Registrar............................................     14
Interests of Experts and named Counsel...............................        15
Disclosure of Commissions Position of Indemnification for
Security Act Liabilities........................................ ........... 15
Organization Within the Last Five Years..............................        15
Business.....................................................................15
Competition................................................................ 18
Suppliers...................................................................19
Trademarks..................................................................19
Research and Development....................................................20
Reports to Shareholders...................................................  20
Management Discussion and Analysis or Plan of Operations.........           21
Liquidity and Capital Resource..............................................23

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

Certain Relationships and Related Transactions..............................28
Market For Common Equity and Related Stockholders Matters......             28
Executive Compensation......................................................30
Director Compensation.......................................................31
Financial Statements........................................................32
Indemnification of Officers and Directors..............................     41
Other Expenses of Issuance and Registration............................     42
Recent Sales of Securities..................................................42
Index to Exhibits...........................................................43
Undertakings................................................................44
Signatures.................................................................S-1

                  PRELIMINARY PROSPECUS, SUBJECT TO COMPLETION,
                              DATED April 10, 2005

                                 Studio 54, Inc.
                               4,312,800 Shares of
Common Stock This Prospectus the sale of 4,312,800 currently outstanding shares of our common stock, par value $.001 per share (the "Common Stock") by certain stockholders of Studio 54, Inc. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $.50 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

          We will not receive any proceeds from any sales made by the selling stockholders. We have paid the expenses of preparing this Prospectus related registration expenses.

          The Securities offered hereby involve a high degree of risk.

          We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Document is truthful or complete. Any representation to the contrary is a criminal offense.

It should be noted that Studio 54, Inc., operates its web design business from the URL:http://www.studio54design.com.


It should also be noted that RB Capital and Equities, Inc. and Corporate Capital
 Formation, Inc. are both 100% owned by Triad Industries, Inc., a publicly held Nevada corporation, that trades on the OTC-BB under the symbol "TDII". RB Capital and Equities, Inc. and Corporate Capital Formation, Inc operate in the financial services industry.

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Document. Prospective investors should read the entire Document before making an investment decision.

                                    ABOUT US

         Studio 54, Inc. was originally incorporated in Nevada on July 20, 2004, as Top Ten Rankings, Inc. On September 2, 2004, Top Ten Rankings, Inc. filed an amendment to change its name to Studio 54, Inc., to better represent its web design business. Our principal business lines are as follows; web design, Search
 Engine Optimization, and custom software development. Our principal executive offices are located at 1501 Front Street, San Diego, California 92101, and our telephone number is (800) 994-6025
..


                                TERMS OF DOCUMENT

SECURITIES OFFERED: Common shares.

DOCUMENT PERIOD: The common shares are being offered on a "best efforts" basis by the selling shareholders from time to time at a price of $.50 per share.

COMMON SHARES OUTSTANDING:   11,812,800

COMMON SHARES BEING OFFERRED:  4,312,800


                          SUMMARY FINANCIAL INFORMATION

      The following information has been derived from our audited financial statements included elsewhere in this Document and should be read in conjunction with such financial statements and the related notes thereto. Studio 54, Inc., was incorporated on July 20, 2004, therefore, no comparative data is presented.




                              INCOME STATEMENT DATA

             (Inception on July 20, 2004 through December 31, 2004)

                     For The Period Ended December 31, 2004

Revenues                                    $   3,725
Cost of Revenues                            $   3,305
Gross Profit                                $     420
Accumulated Loss during Development Stage   $(180,040)
Net (Loss)Per Share (Basic)*                $    (.02)

*Only basic earnings per share reported due to Studio 54, Inc., not having any convertible securities outstanding.


                               BALANCE SHEET DATA

                     For The Period Ended December 31, 2004

Current Assets                                                           $25,003
Total Assets                                                             $78,439
Long Term Debt                                                            $    -
Total Liabilities                                                        $ 8,200
Shareholders' Equity                                                     $70,239


                                  RISK FACTORS

         Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained in this Document, before purchasing the securities being offered.

         Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this Document before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Control of Studio 54, Inc.

Our Management holds a majority of our outstanding common shares, which may affect the ability of minority shareholders to influence our activities. Current management owns approximately 64% of our outstanding common shares. As a result, current management is in a position to effectively elect all of our Directors and control our affairs and policies.

Additional Financing

If we are unable to obtain additional funding, we will not be able to implement our plan of operations. The expansion of our business and the costs associated with implementing a search engine may strain our cash flow. As a result, we are seeking additional financing through traditional bank financing or a debt or equity Document. There can be no assurances of our ability to obtain financing for our operations. Currently, Studio 54, Inc. has working capital of $5.


Document Price

Our initial public Document price has no relationship to the price that would be established using traditional valuation methods. The Document price of our shares has no relationship to the price that would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our sales, earnings and other financial and operating information; multiples of earnings, cash flows, and other operating metrics; market prices of securities and of financial and operating information of companies engaged in activities similar to ours; and the views of research analysts.

Market for Studio 54, Inc. Common Stock

An active trading market for our shares may or may not develop leading to increased investment risk and inability to sell your shares, if a market does not develop. Our common shares are not listed for trading on any established market. We will endeavor to list our common shares on the OTC Bulletin Board. We cannot provide any assurance that our common shares will be quoted or continue to be quoted on the OTC Bulletin Board. If there is no market for trading our common shares, the market price of our common shares will be materially and adversely affected.

Developmental Stage Company

Studio 54, Inc., is small and only recently has it begun exploring additional opportunities. Studio 54, Inc., considers its "market" to be the fields of website development , Search Engine Optimization and custom software development. Studio 54 will operate in a business field where some of the competing companies are much larger and more experienced in the website development and Search Engine Optimization businesses. A competing service may reduce the desirability of our services. Also, because other established website development and Search Engine Optimization companies will likely have much larger amounts of capital than we have, we may find it very difficult o infuse enough money to compete and make a profit.

Market Development

Our market evaluation may prove incorrect about the desirability of our services. The evaluation of Studio 54, Inc.'s services has been done solely by its officers and directors. No independent analysis or study of its products has been done by anyone engaged by Studio 54. The investor is at risk if Studio 54, Inc.'s evaluation is overestimated.

Going Concern

The accompanying financial statements are presented on a going concern basis. The Company generated net losses of $180,040 during the period from July 20, 2004 (inception) to December 31, 2004. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management does not believe that the company's current cash of $5, is sufficient to cover the expenses they will incur during the next twelve months. Additional capital must be raised through Studio 54's Inc., Regulation 504 D, in order to be solvent.


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                                    DILUTION

Since the common shares in this Document may be offered to the public by the selling shareholders and we will not receive any proceeds from the sale of the common shares or be issuing any additional shares in conjunction with this Document, their will be no dilution from this Document to the current shareholders.

                         DETERMINATION OF DOCUMENT PRICE

The selling shareholders have determined the Document price for the selling shareholder's shares. The Document price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. price of $.50 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.


                             SELLING SECURITYHOLDERS

 This Document relates to the resale of 4,312,800 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. The selling shareholders will sell their common shares at the fixed price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter, shares will be sold at the prevailing market prices or at privately negotiated prices.

                                                                    Shares Owned

                                                                  After Document
                                                                       (assuming
                                        Shares beneficially          all shares
Shareholder                                Owned Before     Shares  immediately
     Name                    Consideration      Document      Offered  sold) (3)
-------------------------------------------------------------------------------
Dean Abramowicz                       Cash            48,000        48,000    -
Sheryl Alvarado                       Cash            40,000        40,000    -
Eugene Bennet                         Cash            10,000        10,000    -
Jon Blum                              Cash            40,000        40,000    -
James Bogle                           Cash            44,000        44,000    -
Darren Chen                           Cash            40,000        40,000    -
Glenn Cunningham                      Cash            10,000        10,000    -
Jeff Droms                            Cash            16,000        16,000    -
Kevin Elmore                          Cash            20,000        20,000    -
Todd Erwin                            Cash           120,000       120,000    -
Chris Gehman                          Cash            20,000        20,000    -
Scott Glaser                          Cash            40,000        40,000    -
Aaron Gochmanosky                     Cash            34,000        34,000    -
Eric Goldberg                         Cash            20,000        20,000    -
Dominick Gonzales                     Cash            20,000        20,000    -
David Herrle                          Cash             8,800         8,800    -
Cindy Huchabay                        Cash             8,000         8,000    -
Brandy James                          Cash            10,000        10,000    -
DeAnna Latson                         Cash            12,000        12,000    -
Jon Mangini                           Cash            40,000        40,000    -
Scott Matson                          Cash             8,000         8,000    -
Bryan McCann                          Cash            24,000        24,000    -
Tom Mellan                            Cash            40,000        40,000    -
Valerie Montoya                       Cash            20,000        20,000    -
James Moreau                          Cash             8,000         8,000    -
Joe Murray                            Cash            24,000        24,000    -
Dave Nagy                             Cash            20,000        20,000    -
Jessie Nettles                        Cash            20,000        20,000    -
Don Parnell                           Cash            40,000        40,000    -
Eric Perreira                         Cash            60,000        60,000    -
Honey Phillips                        Cash            10,000        10,000    -
Greg Reid                             Cash            40,000        40,000    -
Darrell Ross                          Cash             8,000         8,000    -
Rich Ruff                             Cash            30,000        30,000    -
Joseph Russo                          Cash             8,000         8,000    -
Brett Scott                           Cash             4,000         4,000    -
David Scott                           Cash             4,000         4,000    -
Chad Smanjak                          Cash            20.000        20,000    -
Michael Stefaun                       Cash           120,000       120,000    -
T&L Enterprises                       Cash            20,000        20,000    -
Joe Villa                             Cash           160,000       160,000    -

Cobi Vu                               Cash             4,000         4,000    -
John Welsome                          Cash             8,000         8,000    -
Margaret Wood                         Cash            12,000        12,000    -
Mike Harper                           Services       500,000       500,000    -
Robert Mendez                         Services       500,000       500,000    -
Darryl Montana                        Services       500,000       500,000    -
RB Capital, Inc.(1)                   Services       500,000       500,000    -
Luigi Rosso(4)(7)                     Services       100,000       100,000    -
Gudio Rosso(5)(7)                     Services       100,000       100,000    -
Rich Ruff                             Services       300,000       300,000    -
S&W Cons.(2)(6)                       Services       500,000       500,000    -

TOTAL                                              4,312,800     4,312,800    -
--------------------------------------------------------------------------------

 (1) RB Capital and Equities, Inc., is a wholly owned subsidiary of Triad Industries, Inc. a publicly traded company on the OTC-BB under the symbol "TDII".

(2)Except as a shareholder and consultant since July, 2004, RB Capital and Equities, Inc. and S&W Consulting have not had a material relationship with Studio 54 in the past three years.

(3)Assumes that all securities offered are sold.

(4) Luigi Rosso is a lead programmer for Studio 54, Inc.

(5) Guido Rosso is a lead graphic designer for Studio 54, Inc.

(6) S&W Consulting is owned 100% by Mr. William Welsome.

(7) Luigi and Guido Rosso are brothers.

                              PLAN OF DISTRIBUTION

We will receive no proceeds from the sale of 4,312,800 common shares by the selling shareholders. The common shares, may be sold from time to time to purchasers directly by the selling shareholders. The selling shareholders have not indicated any current plan to distribute the common shares, and it is anticipated that they will either offer the common shares for sale for their own account or retain them for investment.

The selling shareholders may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at the price listed on the cover page of this Document until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholders may use any one or more of the following methods to sell their shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block of shares as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; or a combination of any such methods of sale.

None of the selling shareholders have held a position as officer, or director of the Company. However, two of the selling shareholders Guido Rosso and Luigi Rosso are significant employees to Studio 54, Inc.

The selling shareholders, acting alone or in concert with others, may be considered statutory underwriters under the Securities Act of 1933 if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. If the selling shareholder is determined to be an underwriter, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this Document.

In addition, the selling shareholders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling shareholders may pledge all or a portion of their securities as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling shareholder, the pledgee in such loan transaction would have the same rights of sale as the selling shareholder under this Document. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this Document. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this Document.

In addition to the above, the selling shareholders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

There can be no assurances that the selling shareholders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities

Exchange Act of 1934,
as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one (1) or five (5) business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities.

Studio 54, Inc. only agrees to pay for the costs associated with this Document for the selling shareholders. Furthermore, Studio 54, Inc. has agreed to register the shares of RB Capital and Equities, Inc. in California if necessary.

Should any substantial change occur regarding the status or other matters concerning the shareholders, we will file an amendment to this Document disclosing such matters.


                                LEGAL PROCEEDINGS

We are not currently engaged in any material legal proceedings.

 DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, SIGNIFICANT EMPLOYEES and CONTROL PERSONS

         The names of, and certain information with respect to, each of our Officers, Directors, Promoters and Control Persons are as follows:

Marc Gaxiola                         36        President, CEO and Director

Mangolein Koza                       30        Treasurer, Secretary and Director

Claudia Moreno*                      21        Director

Guido Rosso**                        22        Lead Graphic Designer

Luigi Rosso**                        22        Lead Backend Programmer

* Claudia Moreno is the sister of Marc Gaxiola, Studio 54, Inc.'s President.

** Guido Rosso and Luigi Rosso are brothers.

         All Directors are elected at the Annual Meeting of the Shareholders to serve for one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

         Studio 54, Inc. does have employment contracts with the executive officers. There are no formal contracts with the directors. However, directors of Studio 54, Inc. are paid $750 for their annual service. Furthermore, the Directors are paid $200 for every Board

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

of Directors meeting attended. This
payment is not made for telephonic meetings. Also, Studio 54, Inc. will reimburse Directors for travel related expenses incurred to attend Board of
 Directors meetings.

         The following is a brief summary of the business experience of each of our Directors and executive officers:

Marc Gaxiola               President/ CEO/Director

Mr. Gaxiola has served in this capacity since Studio 54, Inc.'s inception on July 20, 2004. For the five years prior to this, Mr. Gaxiola was an independent consultant providing internet marketing strategies to other company's. His clients have included 4X4 wholesalers and Jeep Junkies. In 2001, Mr. Gaxiola filed a California Fictitious Business name filing along with Mangolien Koza under the name Service Pro. Mr. Gaxiola and Ms. Koza intended to use this as the business name at the time, however due to a change in circumstances the name was never used.

Mangolein Koza    Secretary / Treasurer / Director

Ms. Koza has served in this capacity since Studio 54, Inc.'s inception on July 20, 2004.Ms. Koza brings to the table a wealth of information and experience in Office Management, Purchasing and profit/loss analysis. From 1999 until 2001, Ms. Koza was employed by the Port of San Diego as a director of human resources. From 2001 to current Ms. Koza has been employed by Home Depot (formerly Maintenance Warehouse) originally she performed human resources duties and has since moved to the purchasing department. Ms. Koza is still employed with Home Depot. In 2001, Ms. Koza filed a California Fictitious Business name filing along with Marc Gaxiola under the name Service Pro. Mr. Gaxiola and Ms. Koza intended to use this as the business name at the time, however due to a change in circumstances the name was never used.

Claudia Moreno    Director

Ms. Moreno has served in this capacity since Studio 54, Inc. Studio 54, Inc.'s inception on July 20, 2004.Ms. Moreno brings to the table experience in Office Management and computer systems. From 2001 until current Ms. Moreno has been employed by Fry's Electronics as a manager. Currently, she oversees the computer department at the San Marcos location. Prior to Fry's Electronics, Ms. Moreno attended college and received her AA in the fields of computer science and business administration.

Guido Rosso                Lead Graphic Designer

From 2000 through 2001, Mr. Rosso worked as a consultant for HomeLAN (R), a unit of ControlNet, Inc. Mr. Rosso provided services as aweb designer, webmaster, and as lead designer. In 2000 Mr. Rosso also received his International
 Baccalaureate Degrees at the International School of Kuala Lumpur, Malaysia.
 In 2003, Mr. Rosso helped found RealitySlip, Srl. with his brother Luigi
Rosso. Mr. Rosso currently is a Director of

Reality Slip, Srl. He also performs
 other functions such as Creative Director and Lead Designer. To date Mr. Rosso still performs these functions at Reality Slip. In late 2004, Mr. Rosso agreed to join Studio 54, Inc. on an as needed basis to perform functions as a Lead Graphic Designer.

Luigi Rosso                Lead Backend Programmer

From 2000 through 2001, Mr. Rosso worked as a consultant for HomeLAN (R), a unit of ControlNet, Inc. Mr. Rosso provided services as a software developer and game programmer.. In 2000 Mr. Rosso also received his International Baccalaureate Degrees at the International School of Kuala Lumpur, Malaysia.
In 2003, Mr. Rosso helped found RealitySlip, Srl.with his brother Guido Rosso. Mr. Rosso currently is a Director. of Reality Slip, Srl. He also performs other functions such as a Lead Programmer. To date Mr. Rosso still performs these functions at Reality Slip. In late 2004, Mr. Rosso agreed to join Studio 54, Inc. on an as needed basis to perform functions as a Lead Backend Programmer.

Conflicts of Interest

         We do not have any procedures in place to address conflicts of interest that may arise in our directors and officers between our business and their other business activities. Currently, no known conflicts exist.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2005, certain information concerning stock ownership of all persons known by us to own beneficially five percent (5%) or more of our outstanding common shares, and each director or officer and all officers and directors as a group:

Name and Address of                               Number of Common    Percent of
 Beneficial Owner                                  Shares Owned(1)      Class(3)
-------------------                                ---------------       -----
Marc Gaxiola                                          7,500,000              64%
1501 Front Street
San Diego, California 92101

Mangolein Koza                                                -               0%
1501 Front Street
San Diego, California 92101

Claudia Moreno(2)                                             -               0%
31330 Stardust Lane
Valley Center, California 92082

Luigi Rosso(4)                                          100,000               1%
1501 Front Street
San Diego, California 92101

Guido Rosso(4)                                          100,000               1%
1501 Front Street
San Diego, California 92101


Officers and Directors as a Group
(3 Persons)                                           7,700,000           66%(3)

(1) Unless otherwise provided, the stated number of shares, are owned directly by the person named.

(2) Claudia Moreno is the sister of Studio 54, Inc.'s president Marc Gaxiola.

(3) Calculated percentage based upon 11,812,800 common shares outstanding.

(4) Luigi Rosso and Guido Rosso are brothers.


                            DESCRIPTION OF SECURITIES

Common Stock

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Articles of Incorporation and By-Laws, which are included as exhibits to the Document of which this Document forms a part, and by the applicable provisions of Nevada law.

Our authorized capital consists of 75,000,000 common shares, with a par value of $.001 per share. As of March 31, 2005, 11,812,800 common shares are outstanding.

Each holder of common shares is entitled to one vote for each share held on any matter properly submitted to the shareholders for a vote but is not entitled to vote cumulatively in the election of directors. The holders of common shares do not have any preemptive, subscription or redemption rights. The holders of common shares are entitled to receive dividends if, as and when declared by the Board of Directors. See "DIVIDEND POLICY".


Preferred Stock

We do not have an authorized class of preferred stock.

Warrants

Studio 54, Inc. has not authorized the issuance of any warrants.

Options

Studio 54, Inc. has not authorized the issuance of any options.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Debt Securities

Studio 54, Inc. has not offered any debt securities for sale.

There are no provisions in the charter or by-laws that would delay, defer or prevent a change in control of Studio 54, Inc.

"Blue Sky" Laws

"Blue Sky" refers to state laws that regulate the offer and sale of securities, as well as registration and reporting requirements. These laws vary from state to state. Before a security may be sold in a state, there must be a registration in place to cover the transaction, or an available exemption from registration.

We have not taken any steps to ensure that the selling shareholders may resell their shares in any particular state except for the shares held by RB Capital and Equities, Inc. Every selling shareholder except for RB Capital and Equities, Inc., shall be responsible for determining whether a resale of the shares is exempt from state securities registration requirements or for any filing or disclosure requirements. Selling shareholders may also sell their shares in foreign jurisdictions provided that they comply with securities laws of the jurisdiction in question.

 Potential Future Sales Pursuant to Rule 144

Of the 11,812,800 shares of Studio 54's common stock outstanding prior to this Document, all are "Restricted Securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933 (the "Act"). In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell, within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, without any quantity limitation, by a person who is not an affiliate of Studio 54, Inc. and who has beneficially owned the shares a minimum period of two years. Hence, the possible sale of these restricted shares may, in the future, dilute an investor's percentage of free-trading shares and may have a depressive effect on the price of Studio 54's common stock. No shares, other than the 4,312,800 shares which are the subject of this registration may be sold free of restriction. All shares other than the 4,312,800 to be distributed are held by affiliates and subject to the restrictions of Rule 144. (See" Certain Transactions.")


                                 DIVIDEND POLICY

We have never paid cash dividends on our common shares. Holders of common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. Our ability to pay dividends will depend upon our future earnings and net worth. We are restricted by Nevada law from paying dividends on any of our outstanding shares while insolvent or if such payment would result in a reduction of our stated capital below the required amount.

It is the intention of our Board periodically to consider the payment of dividends, based on future earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount. Our Board may decide not to pay dividends in the near future, even if funds are legally available therefore, in order to provide us with more funds for operations. See "DESCRIPTION OF SECURITIES - Common Shares".

                        Shares Eligible for Future Resale
Upon the effectiveness of this Document, we will have 4,312,800 outstanding common shares registered for resale by the selling shareholders in accordance with the Securities Act of 1933. Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale, of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.
                          Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Holladay Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001. Holladay Transfer agent was appointed to become Studio 54, Inc.'s transfer agent on October 20, 2004. Prior to this, Studio 54, Inc. acted as its own transfer agent while organizing Studio 54, Inc. due to being incorporated only approximately 2 months earlier.
                     Interests Of Named Experts And Counsel

No expert or counsel named in this Document as having prepared or certified any part of this Document or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or Document of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Document, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this Document and the Document have been audited by Armando C. Ibarra, CPA, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the Document filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Kevin G. Elmore, ESQ., has opined on the validity of the issued shares of common stock of Studio 54, Inc. His opinion is attached as exhibit 5.1 to this document.

Disclosure  of  Commissions   Position  of  Indemnification   for  Security  Act
Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Studio 54 pursuant to the Articles of Incorporation, or otherwise, Studio 54 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See Indemnification of Officers and Directors page 28.

                     Organization Within The Last Five Years
There are no transactions involving any promoter other than the following:
      On August 2, 2004, Studio 54, Inc. issued 7,500,000 shares at $.002 to Marc Gaxiola, Studio 54, Inc.'s President. The 7,500,000 shares of common stock were issued for cash of $1,423, $4,000 in computer equipment, $6,000 in servers and $3,025 in office equipment, for total consideration of $14,449. The purchase price of the assets was at historical costs. These prices were obtained from Mr. Gaxiola as to what he had paid for the equipment on best efforts basis, due to some of his records being destroyed in the Valley Center fire of 2003. Studio 54, Inc. considers Mr. Gaxiola to be a promoter due to being the original incorporator and organizer of Studio 54, Inc.

Studio 54, Inc. has signed no contracts with any outside stock promoters.

                             Description of Business

         This Document contains certain forward-looking statements including without limitation, statements concerning our operations, economic performance, financial condition and prospects, including in particular statements relating to our growth strategy. The words "estimate," "project," "intent," "believe," "expect," "anticipate," and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those risk factors identified below and elsewhere in this statement. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various competitive factors. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of the risk factors described below and elsewhere in this statement. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this statement will in fact occur. Except as required by law, we disclaim any obligation to update or revise any of these forward-looking statements.

Studio 54, Inc. was originally incorporated in Nevada on July 20, 2004, as Top Ten Rankings, Inc. On September 1, 2004, Studio 54, Inc. filed an amendment to change its name to Studio 54, Inc., to better represent its web design business, Studio 54 Web Design. Our principal business lines are as follows; web design, Search Engine Optimization, and custom software development.

It should be noted that Studio 54, Inc. does business in California under the DBA, Studio 54 Design. The DBA was filed on March 1, 2005.

As of March 31, 2005, Studio 54, Inc. has raised $328,200 (minus syndication costs of $58,371) which it has used to implement its business plan. The cash was raised under a Regulation 504 D which was filed on October 15, 2004. Studio 54, Inc., sold 1,312,800 shares of common stock at $.25 per share.

Our product line, which can be separated into 3 separate categories are as follows:

Web Design:

Our web design services can be broken into two separate arenas.

a. Affordable web design solutions -
    Studio54 is able to produce inexpensive websites ranging in price from $500 to $5,000 which can be produced at the rate of approximately 4 a day if needed. Studio 54 uses our own templates and then modifies them to the users specifications. The complexity of the modifications is what causes the price variance.

b. Custom high end web design -
    Typical custom websites range in price from $5,000 to $25,000. This type of work includes Flash applications and custom database driven sites and cater to b2b clients. These high end sites require much more complicated programming and detail.

  Search Engine Optimization:

Search Engine Optimization is the task of optimizing a website correctly for the search engine spiders to recognize it. Effective Search Engine Optimization will likely increase the traffic to a website for the terms the website has been optimized for. Search engines rank sites by relevancy and will consider a variety of factors when ranking a web site, including: Meta tags, Web site content and site design.

Through our Company President, Marc Gaxiola, we have the ability to facilitate client needs for search engine optimization. Mr. Gaxiola has been performing Search Engine Optimization since 2000 as a consultant to others, some projects include Jeep Junkies and SD Vacation Rentals.

Custom Software Development:

All of Studio 54, Inc.'s software applications will be sold on a subscription basis, once they are marketed.


a.Online Book Exchange Software

The Online Book Exchange could allow college students to buy and sell college text books at the prices they set, instead of prices being set by the school bookstores. It would be similar to a B2C (business to consumer) website, however, the site would be more of a place for buyers and sellers of college text books to connect. Studio 54, Inc. through its software, would only be involved in putting the buyer and seller together for a fee. This software could be branded for any area that text books would be bought and sold. Currently, Studio 54, Inc. is planning on charging clients a fee from three dollars a semester to list up to five books to five dollars a semester for six to ten books. As of December 31, 2004 the online bookstore was active for about 3 months and there were approximately 150 registered users. The current users have been given a free semester membership which would expire during the first semester of 2005.

b.Our CMS System (Content Management System)

Our CMS system allows consumers easily edit and/or modify their own websites, eliminating the need to "rely" on web masters.

Our system is server based so consumers can access and edit their sites from any computer in the world, quickly edit any aspect of their site, including Flash and database driven sites. Pricing to consumer expects to be approximately about $15.00 per month. Management has not yet tested the market pricing and does not yet know what the reception will be from the consumer.

   Furthermore, a prospective client will be able to purchase our content management system (www.C3International.com) when its design is completed, to evaluate their site which will give a live, online report taking into considerations all the factors which ultimately determine their ranking on Yahoo and Google. The use of our program will allow clients to "see" what would need to be done in order to improve their websites "ranking".

         However, currently, the content management software can be found at www.studio54design.com/cms. This is only a partial view of the system, which will not be put online in it's entirety until a new server is purchased. This is expected to occur in the second quarter of 2005. Management estimates that the CMS System is 80% complete. Management expects the final testing of the system to take approximately 90 days after the new server is purchased. Therefore, management believes that the CMS system will be operating in the next 180 days.

 Studio 54, Inc. is not dependent on any major clients.

Operational Status

Currently, Studio 54, Inc. is equipped to perform search engine optimization and website development services. The online bookstore website, is live, however, not generating any revenue. The CMS system is still being worked on and is approximately 80% complete in the opinion of management. Management has not sought any new clients for website development or search engine optimization, while concentrating on the CMS system.
Since inception, Studio 54, Inc. has generated $3,725 in revenues, which breaks down as follows, $2,526, for search engine optimization services and $1,199 in website development services.

Websites

The Company currently operates from the website www.studio54design.com, however, Studio 54, Inc. also owns the following URL's, www.studio54sitebuilder.com, site contains links to various sites for link exchanges, www.studio54webdesign.com, site contains links to various sites for link exchanges www.studio54Hosting.com, site is not operational, www.onlinebookexchange.com, website for buying and selling college books and www.C3International.com, site will be for CMS software.

Competition

We operate in a very competitive environment and many of our competitors have greater financial and marketing resources.

The website development business is currently very segmented and competitive, including companies such as Yahoo.com and Register.com (both these companies have areas on their websites where you can build a website or online store) to small local companies with only local presences. Pricing can vary significantly depending on the expertise of the site designer. Studio 54 Web Design has solutions for both high and low end clients. Our market share in the above business is significantly less than 1%. Our competitive position in this business line is difficult to ascertain, but management currently does not believe Studio 54, Inc. to have a significant or good competitive advantage. Management believes Studio 54, Inc. to rank near the bottom of the industry.

The search engine optimization business is also currently very segmented and competitive, including companies such as Overture.com and Bruceclay.com to small local companies with only local presences. Due to search engine optimization being a relatively new industry, data in terms of pricing is difficult to ascertain. Our competitive position in this business line is difficult to ascertain, but management currently does not believe Studio 54, Inc. to have a significant or good competitive advantage. Management believes Studio 54, Inc. to rank near the bottom of the industry.

The Custom Software Development business is also currently very segmented and competitive, including companies such as SAP and Oracle to small local companies with only local presences. Custom Software Development can be very expensive depending on the application. However, pricing can be significantly lower if clients need a prefabricated platform. Our competitive position in this business line is difficult to ascertain, but management currently does not believe Studio 54, Inc. to have a significant or good competitive advantage. Management believes Studio 54, Inc. to rank near the bottom of the industry.

In all of our markets there are a very large number of competitors. Also in all of our markets, there are numerous competitors of considerable size and financial resources. Our market share in the above businesses is significantly less than 1%. A significant amount of these competitors have strong brand name recognition in the markets they serve. We believe that our quality products, pricing and niche marketing strategies will permit Studio 54, Inc. to achieve a competitive position in these markets.

Customers

Studio 54, Inc. is not dependent on anyone or few major customers.

Suppliers

Studio 54, Inc. is not reliant upon any suppliers.

Raw Materials

Studio 54, Inc. does not use any raw materials.

Trademarks, Patents, Licenses, Concessions, Royalty Agreements or Labor
Contracts

Studio 54, Inc. currently does not have any trademarks, patents, licenses, concessions, royalty agreements or labor contracts.

Research and Development

Studio 54, Inc. currently does not perform any research and development in terms of developing new technologies. All of Studio54, Inc.'s products and or services have been built off of existing technologies. Studio 54, Inc. capitalizes qualifying software and website development costs, which are incurred during the application development stage, and amortizes them over their estimated useful lives. The Company capitalized $35,823, during the year ended December 31, 2004.

Governmental Regulations

Studio 54, Inc. is not subject to any governmental regulations except those in the normal course of business nor does Studio 54, Inc. need governmental approval for any of its products. However, recent legislation such as the anti spam laws put into affect can have an impact on internet marketing companies. In managements opinion this law will not affect Studio 54, Inc.

                             REPORTS TO SHAREHOLDERS

      Studio 54, Inc. is not a reporting company as defined by the Securities Exchange Act. If the Securities and Exchange Commission declares this Document effective, we will become subject to the information and reporting requirements of that act and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Following completion of this Document, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year and will file quarterly reports for the first three quarters of each fiscal year containing un-audited summary financial information with the Securities and Exchange Commission. Our fiscal year ends on December 31.

                             ADDITIONAL INFORMATION

We have filed a Document under the Securities Act of 1933 with the SEC, with respect to the common shares. This Document does not contain all of the information set forth in the Document, its amendments, schedules, and exhibits, certain portions of which are entitled as permitted by the rules and regulations of the Commission. For further information with respect to Studio 54, Inc. and the common sharesplease see the Document and the exhibits thereto. The Document may be examined at, and copies of the Document may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information the public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained.by calling the SEC at 1-800-0330.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

We have
been operational for five months and we are trying to expand our operations, therefore, we consider ourselves a development stage company. Accordingly, the following discussion addresses both our Plan of Operation, information which the U.S. Securities Exchange Commission requests from small business issuers.

Plan of Operation

General
In July of 2004, we commenced operations as a website development, search engine optimization and custom software firm. We believe that our services target emerging needs and potentially significant niches. Our Plan of Operation for the next twelve months is to implement our business plan so we can expand our visibility in the above mentioned areas to gain market share. Our failure to market and promote our services will cause our business and future financial performance to remain stagnant. If we are unable to expand our operations within the next twelve months, we will likely fail to increase our revenues. We currently derive all of our revenues and income from our one location providing website development, custom software and search engine optimization services. Milestones and business plan implementation Studio 54, Inc. plans to be fully operational within the next nine months. Currently, management has spent significant time on the content management system, while not focusing on the other business lines. The content management system is 80% completed. It is anticipated that the CMS system will be fully operational in the next six months. Studio 54, Inc. must purchase a new server for the project. This is due to the programming languages and the voice recognition capabilities of the program. Management anticipates it will cost $65,000 to finalize the program and purchase the server. The funding for this project is expected to come from the Company's 504D.
The website development services and search engine operation functions are already in place and ready to be sold. Studio 54, Inc. plans to rollout an advertising program after the completion of the CMS software. The advertising program, through the use of banner ads will inform end users of the varied services the Studio 54, Inc. performs. There are several main channels online that Studio 54, Inc., will use. They are as follows; guru.com, wpdfd.com, 1234-find-web-designers.org. Studio 54, Inc., will also use in certain markets, print media and search engine optimization. The costs for advertising Studio 54, Inc., anticipates to be $20,000. The funding for this project is expected to come from the Company's 504D.

Studio 54, Inc. expects to be fully operational in the next six months. Certain elements of the business model will be rolled out at different times. The roll out of the business model is as follows.

 Milestones
-July 30, 2005, CMS software ready to market.
-August 1, 2005, Campaign to start online for all Studio 54, Inc.'s services. -September 30, 2005, introduce the software in China (no definitive agreement to date).
 -December 2005, initiate a desktop version of the CMS software if the online version is well accepted.
How long can we satisfy our cash requirements and will we need to raise additional funds in the next 12 months?
The cash necessary to support the business is being supplied primarily the sale of common stock to investors. We have not demonstrated the ability to be self-supporting while operating on the current limited basis. Further cash will be needed to support expansion of operations. Besides management salaries Studio 54, Inc.'s burn rate is approximately $3,000 per month, which breaks down as follows; $1,500 rent, $400 phone, $600 auto, and $500 miscellaneous. These figures represent the bare minimum in terms of monthly expenses. Management has agreed to defer their salaries if cash is not available. Current working capital is $ 5, as of December 31, 2004. It is anticipated that the Studio 54, Inc., will need to raise $100,000.00 in addition to the capital raised ion the first quarter of 2005, to support and implement operations over the next twelve months.
We may raise additional funds either through additional Documents of our shares or through other financing arrangements, such as borrowings. There is no guarantee that we will be able to raise funds in addition to the funds we raise in this Document, if any. If we are not able to raise additional funds, we will likely not be able to expand our operations. Management has not set any parameters yet on any future Documents. Management was successful in the first quarter of 2005, in raising $50,000 from the Regulation 504 D Documentoffering.

 We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations and our officers and directors may or may not contribute funds to pay for our expenses. We have not made any arrangements or agreements with our officers and directors regarding advancement of funds. We do not know whether we will issue stock for loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from one of our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. None of our officers or directors is obligated to pay for our expenses. Moreover, none of our officers or directors have agreed to pay our expenses should we need such.

In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Management has not yet decided at what levels business would have to increase to require additional employees. Prevailing wages in the industry will be considered if new employees are hired.

Studio 54, Inc., signed a consulting agreement on July 20, 2004, with RB Capital & Equties, Inc. to assist Studio 54, Inc., in preparing a Document. The fee charged by RB Capital & Equities, Inc. is $200,000 and five percent of the Studio 54, Inc.'s outstanding shares at the time of the contract. Studio 54, Inc., in conjunction with the agreement issued the common stock in the amount of 500,000 common shares and a promissory note in the amount of $190,000 to RB Capital & Equities, Inc. The promissory note is due 120 days after the Company obtains trading status on the OTC-BB. If Studio 54, Inc., does not obtain OTC-BB trading status, the note is not due. Please see exhibit 10.3 of this document for further details of the arrangement.

Liquidity & Capital Resources
As of December 31, 2004, we had net shareholder equity of $70,239, a net loss of $180,040 and net cash flows of ($230,008) used by operating activities. In the first five months of our inception, minimal cash was provided from the sale of services to current clients. Studio54, Inc., further raised $278,200 through the sale of common stock (minus $48,371 in syndication costs) to implement Studio 54, Inc.'s business plan.

As of December 31, 2004, Studio 54, Inc. had current assets of $25,508, compared to current liabilities of $8,200. The current assets are comprised of $5 in cash and$25,003 in loans receivable. Management considers these loans to be very liquid. The current liabilities are comprised of $1,000 in accounts payable and $7,200 in accrued consulting expenses.

Cash on hand is not sufficient for operations, additional funds are needed to support business operations. Management will seek additional funding through public or private financing or other arrangements.

We believe that our cash flow is not sufficient to support continued operations. Furthermore, any business expansion will need to be funded through additional capital raised from any possible Document because the current cash flow is not sufficient for expansion.

 Currently, the Company does not owe any amounts to its Directors. Ms. Koza, is owed $7,200 under her consulting contract with Studio 54, Inc.

Management will continue with the Regulation D 504 equity Document, to fund operations and the implementation of the business model.

 Material Commitments / Uncertainties
Studio 54, Inc., does not have any material commitments for raising or spending of capital. However, it is imperative for Studio 54, Inc., in the next twelve months to raise an additional $100,000. This is in addition to the $50,000, raised in the first quarter of 2005. Once again this capital would come from the Regulation 504D Document Studio 54, Inc., has filed. If this capital is not raised, Studio 54, Inc. will be seriously jeopardized as a going concern.

We anticipate the purchase of a new server to host Studio 54, Inc.'s CMS software in the second quarter of 2005. The server, freight, and installation is expected to cost approximately $50,000. Studio 54, Inc., expects to fund the purchase of the server from continued sales of Studio 54, Inc.'s
Regulation D 504. There is no guarantee that Studio 54, Inc., will be successful, in the continuation of this Document. If Studio 54, Inc., is not successful in the Document, Studio 54, will not be able to purchase the server which is vital to the business plan. Other than the server purchase, Studio 54, Inc., does not anticipate purchases of plant or significant equipment other than general office supplies and general office equipment.

Studio 54, Inc., has paid all costs due to date for this SB-2 Document. Studio 54, Inc., is not aware of any other material expenditures in conjunction with this Document, until the fees owed to RB Capital & Equities, Inc., one hundred and twenty days from Studio 54, Inc., obtaining trading status on the OTC-BB. Therefore, no material commitments exist as of December 31, 2004, that have not been paid.

Trends

Management is not aware of any specific trends that affect the Company. However, the increasing popularity of the internet and the business model of Studio 54, Inc., being derived from mostly internet based services, management considers important. This should help further the market for Studio 54's, Inc., services and should provide opportunity to enter other niche markets that management determines to be viable, once Studio 54, Inc., is operational. Also, in the opinion of management, the increase in "net businesses" should increase the market and users of Studio 54, Inc.'s products.

Furthermore, management believes that Studio 54, Inc.'s cash flow is not sufficient to support continued operations. Furthermore, any business expansion will need to be funded through additional capital raised from any possible Document because the current cash flow is not sufficient for expansion.

Research and Development
 Studio 54, Inc. currently does not perform any research and development in terms of developing new technologies. All of Studio54, Inc.'s products and or services have been built off of existing technologies. Studio 54, Inc.
capitalizes qualifying software and website development costs, which are incurred during the application development stage, and amortizes them over their estimated useful lives. The Company capitalized $35,823, during the year ended December 31, 2004.

Marketing

 Studio 54, Inc. has not yet formally introduced a marketing plan of its neral public through the use of print media. Advertising through S&S PR is started in October of 2004. Studio 54, Inc., will use S&S PR as well with the methods below for all of their products.

Other methods Studio 54, Inc. is considering include the following:
(1) Search engine optimization  of Studio 54, Inc.'s own websites;
(2) advertising on specific company websites; and
(3) print media in certain markets.
Sales Strategies
Company Brochures. We will create a brochure featuring our services. This will be a high quality brochure with extensive detail.


Public Relations and Advertising. We plan to implement a campaign to obtain coverage by publishing news articles and feature stories written for industry trade publications to increase awareness of our services.

Search Engine Optimization. We plan to use our expertise in search engine optimization to place our Company websites at the top of searches where individuals are looking for the types of services we offer

Expected purchase or sale of plant and significant equipment

We anticipate the purchase of a new server to host Studio 54, Inc.'s CMS software in the second quarter of 2005. The server, freight, and installation is expected to cost approximately $50,000. Studio 54, Inc., expects to fund the purchase of the server from continued sales of Studio 54, Inc.'s Regulation D 504. There is no guarantee that Studio 54, Inc., will be successful, in the continuation of this Document. If Studio 54, Inc., is not successful in the Document, Studio 54, will not be able to purchase the server which is vital to the business plan. Other than the server purchase, Studio 54, Inc., does not anticipate purchases of plant or significant equipment other than general office supplies and general office equipment.

Employees
      As of December 31, 2004, we have 1 full-time employee and 3 part time employees. The1 full time employee and two of the part time employees are involved in the website development, Search Engine Optimization, and custom software operations. The other part time employee handles administrative functions. All of the employees are involved in management and administrative capacities. We consider our employee relations to be good, and to date we have not experienced a work stoppage due to a labor dispute nor do we expect one. None of our employees is represented by a labor union. In the event that we expand our customer base, then we may need to hire additional employees or independent contractors. Management has not yet decided at what levels business would have to increase to require additional employees. Prevailing wages in the industry will be considered if new employees are hired. Property

We currently lease an approximately 2,000 square foot office facility 1501 Front Street, San Diego, California,. The lease requires monthly payments of $1,500 and is month to month.

Management does not have insurance on the property or the contents of the property. The property is in excellent rental condition.

Management's Discussion and Analysis
The following management discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this Document. General For the period ended December 31, 2004, our assets consisted of cash, accounts receivable, prepaid expenses, fixed assets and a deposit. Our revenues were derived from services sold to businesses at large. The following table shows our revenues, expenditures and net income year-to-date for 2004. This is due to Studio 54, Inc. being incorporated on July 20, 2004.
                     For The Period Ended December 31, 2004


Revenues                              $ 3,725
Cost of Revenues                      $ 3,305
Gross Profit                            $ 420
General and Administrative Expenses $(179,103)

Depreciation Expense                $ (1,357)
Net (Loss)                         $(180,040)
Although we are actively seeking to expand services, the uncertain economy could have a material adverse effect on such plans.

 Results of Operations For The Period Ended December 31, 2004

For the year ending December
31, 2004, we had revenue of $3,725 and accompanying expenses during the period of $180,460 A significant amount of the $180,460 in expenses was incurred due to Studio 54, Inc. setting up infrastructure and consulting work to prepare Studio 54, Inc. to be publicly traded. No comparative data is presented due to Studio 54, Inc. being incorporated on July 20, 2004.

Financial Position

Studio 54, Inc., is not in a very good financial position as of December 31, 2004. However, historically funds have been raised from a Regulation D 504 to support operations. While in the opinion of management this will continue, there is no guarantee Studio 54, Inc. will be successful, in raising capital through the sale of common stock. If Studio 54, Inc., does not raise capital hrough an Document, the ongoing viability of the Company will be seriously jeopardized.

Net Operating Loss

Studio 54, Inc., has accumulated approximately $180,040 of net operating loss carry-forwards as of December 31, 2004, which may be offset against taxable income and incomes taxes in future years. The use of these to losses to reduce future incomes taxes will depend on the generation of sufficient taxable income prior to the expiration of the net loss carry-forwards. The carry-forwards expire in the year 2024. In the event of certain changes in control of Studio 54, Inc. Studio 54, Inc., there will be an annual limitation on the amount of carry-forwards, which can be used.

No comparative data is presented due to Studio 54, Inc. being incorporated on July 20, 2004. We believe that our cash flow is not sufficient to support continued operations. Furthermore, any business expansion will need to be funded through additional capital raised from any possible Document because the current cash flow is not sufficient for expansion.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no transactions involving any director, executive officer, any nominee for election as a director or officer or any security holder who is a beneficial owner or any member of the immediate family of the same other than the following:
      On August 2, 2004, Studio 54, Inc., issued 7,500,000 shares at $.002 to Marc Gaxiola, Studio 54, Inc.Studio 54, Inc.'s President. The 7,500,000 shares of common stock were issued for cash of $1,423, $4,000 in computer equipment, $6,000 in servers and $3,025 in office equipment, for total consideration of $14,449.
      Also on August 2, 2004, Mrs. Claudia Moreno was appointed to Studio 54, Inc.'s Board of Directors. Mrs. Moreno is the sister of Marc Gaxiola Studio 54, Inc.'s President.
            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

We currently have 11,812,800 common shares issued and outstanding. The common shares sold in this Document will be fully tradable without restrictions or further registration under the Securities Act.

 At present, all of our 11,812,800ommon shares issued and outstanding are "restricted" securities as that term is defined in Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate, who has owned restricted common shares beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar months preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned common shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

Prior to this Document, there has been no market for our common shares. The effect, if any, of public sales of our restricted common shares or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the possibility that substantial amounts of restricted shares may be resold in the public market may adversely affect prevailing market prices for our common shares and could impair our ability to raise capital through the sale of equity securities.

We have agreed with RB Capital and Equities, Inc. to keep the Document of which this Document is a part effective until the shares being offered hereby may be sold without registration or restriction pursuant to Rule 144(k), or if earlier, until the distribution contemplated in this Document has been completed. We have also agreed to indemnify, in certain circumstances, RB Capital and Equities, Inc., any underwriters that participate in the distribution of the shares and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. We will pay all the fees and expenses incident to the registration of the securities other
than underwriting discounts and commissions, if any, which are to be paid by the selling shareholder.


Stocks selling for less than $5.00 per share, excluding any broker or dealer commissions, may be designated as "penny stocks" and may be subject to certain requirements imposed by Rule 15g-9 of the Securities Exchange Act of 1934. Among other things, Rule 15g-9 requires broker/dealers to advise potential purchasers of a penny stock of the lowest offer and highest bid quotations for such stock and disclose to the potential purchaser its compensation in connection with the transaction. The net effect of such regulations may be to delay the sale of shares which are characterized as penny stocks. Our common shares are being offered at an initial offer price of $.50 per share.


As of March 31, 2005, there were approximately 51 holders of record of our common shares. No cash dividends have been declared or paid on our common shares during the last two fiscal years.

None of the above mentioned 11,812,800 common shares are subject to options or warrants.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Studio 54 pursuant to the Articles of Incorporation, or otherwise, Studio 54 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

      The following table sets forth the amount paid by us during the Fiscal Year of 2004 for services rendered by our officers. This includes all compensation awarded to, earned by or accrued for the executive officers and directors. No comparative information is presented due to .Studio 54, Inc. being newly formed as of July 20, 2004. Amounts paid are from inception until December 31, 2004.


                                      Restricted
       Name and                       Stock Awards
       Position      Year      Salary    Other       Total
--------------------------------------------------------------------------------

Marc Gaxiola           2004   $ 9,000(1)   -   $22,500
President/ Director

Mangolein Koza         2004   $ 3,000(1)   -   $ 7,500
Sec/ Tres / Director

Claudia Moreno         2004         -      -         -
Director

 (1)Mr. Gaxiola's and Ms. Koza's salary above is shown year to date. Mr. Gaxiola and Ms. Koza both have employment agreements with Studio 54, Inc.. Mr. Gaxiola's employment contract calls for monthly payments of $4,500 per month or $54,000 annually. Ms. Koza's employment contract calls for monthly payments of $1,500 per month or $18,000 annually.



                            COMPENSATION OF DIRECTORS

Directors of Studio 54, Inc. are paid $750 for their annual service. . Furthermore, the Directors are paid $200 for every Board of Directors meeting attended. This payment is not made for telephonic meetings. Also, Studio 54, Inc. Inc. will reimburse Directors for travel related expenses incurred to attend Board of Directors meetings. As of December 31, 2004, there are no fees owed to Directors.

                              FINANCIAL STATEMENTS

 371 `E' Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465
To the Board of Directors of
Studio 54, Inc.
(A Development Stage Company)


             Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Studio 54, Inc. (A Development Stage Company) as of December 31, 2004 and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended, and for the period August 2, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Studio 54, Inc. as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, and for the period August 2, 2004 (inception) through December 31, 2004 in conformity with US generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is currently in the development stage. Because of the Company's current status and limited operations there is substantial doubt about its ability to continue as a going concern. Management's plans in regard to its current status are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



---------------------------
Armando C. Ibarra, CPA-APC


March 29, 2005
Chula Vista, California

                              FINANCIAL STATEMENTS

                                 STUDIO 54, INC.
                          (A Development Stage Company)
                                  Balance Sheet
   ASSETS
                                               As of
                                             December 31,
                                               2004
Current Assets
Cash                                        $        5
Loan receivable                                 25,003
Total Current Assets                            25,008
Net Property & Equipment                        12,208
Other Assets
Deposits                                           400
Investment in tv development                     5,000
Website and software                            35,823
Total Other Assets                              41,223
TOTAL ASSETS                                 $  78,439
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                             $   1,000
Accured consulting fees                          7,200
Total Current Liabilities                        8,200
TOTAL LIABILITIES                                8,200
Stockholders' Equity
Common stock, ($.001 par value, 50,000,000
shares authorized; 11,612,800
shares issued and
outstanding as of December 31, 2004             11,613
Additional paid-in capital                     238,666
Deficit accumulated during
development stage                             (180,040)
Total Stockholders' Equity                      70,239
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                         $  78,439

                         STUDIO 54, INC.
                  (A Development Stage Company)
                     Statements of Operations
                                       July 20, 2004
                                         (inception)
                                           through
                                          December 31,
                                            2004
Revenues
Revenues                           $       3,725
Costs of goods sold                       (3,305)
Total Revenues                               420
Operating Expenses
General & Administrative Expenses        179,103
Depreciation expense                       1,357
Total Operating Expenses                 180,460
Net Income (Loss)                   $   (180,040)
Basic earnings (loss) per share     $      (0.02)
Weighted average number of
common shares outstanding             10,918,268

      (A Development Stage Company)
       Statement of Changes in Stockholders' Equity
          From July 20, 2004 (inception) through December 31, 2004


                                               Common            Common
                                               Stock             Stock
                                                                          Amount
    Balance, August  1, 2004                           -               $ -
    Stock issued on August 2, 2004 for
    assets and services @ $0.002 a share.       10,500,000            10,500
    Stock issued on August 31,
    2004 for cash @ $0.25 a share, net
    of syndication costs.                          452,000               452
    Stock issued on September 30,
    2004 for cash @ $0.25 a share, net
    of syndication costs.                           80,000                80
    Stock issued on December 31,
    2004 for cash @ $0.25 a share, net
    of syndication costs.                          580,800               580
    Net loss,  December 31, 2004
    Balance, December 31, 2004                  11,612,800          $ 11,612










                                                       Deficit
                                                     Accumulated
                                        Additional     During       Total
                                          Paid In    Developmental
                                         Capital      Stage


Balance, August 1, 2004                       $ -         $ -          $ -
Stock issued on August 2, 2004 for
assets and services @ $0.002 a share.       9,949           -       20,449
Stock issued on August 31,
2004 for cash @ $0.25 a share, net
of syndication costs.                      95,598           -       96,050
Stock issued on September 30,
2004 for cash @ $0.25 a share, net
of syndication costs.                      17,920           -       18,000
Stock issued on December 31,
2004 for cash @ $0.25 a share, net
of syndication costs.                     115,199           -      115,779
Net loss, December 31, 2004                     -    (180,040)    (180,040)
Balance, December 31, 2004              $ 238,666   $(180,040)   $  70,239

                           STUDIO 54, INC.
                    (A Development Stage Company)
                      Statements of Cash Flows
                                          July 20, 2004
                                          (inception)
                                            through
                                          December 31,
                                             2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                          $(180,040)
Adjustments to
reconcile net loss to net cash used in operating activities:
Depreciation and amortization                 1,357
Common stock issued for services              6,000
Changes in assets and liabilities:
(Increase) decrease in accrued
consulting expenses                         (25,002)
(Increase) decrease in other assets          (5,000)
(Increase) decrease in website
and software                                (35,823)
Increase (decrease) in accrued fees           7,200
Increase (decrease) in accounts payable       1,000
Net cash provided by (used in)
operating activities                       (220,308)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditure for property
and equipment                                  (539)
Capital expenditure for office
deposit                                        (400)
Net cash provided by (used in)
investing activities                           (939)
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock issued for cash                221,252
Net cash provided by (used in)
financing activities                        221,252
Net increase (decrease) in cash                   5
Cash at beginning of period                       -
Cash at end of period                     $       5
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Schedule of Non-Cash Activities:
Common stock issued for services          $   6,000
Common stock issued for assets            $  14,449

                                 STUDIO 54, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                             As of December 31, 2004
6



NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Studio 54, Inc. (the Company) was incorporated under the laws of the State of Nevada on July 20, 2004 under the name of Top Ten Ranking Inc. On September 1, 2004 the Board of Directors approved a name change to Studio 54, Inc.

The Company is in the development stage. Initial operations have included;
 capital formation, organization, web site construction and target market identification.


NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

b.   Basic Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective August 2, 2004 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.   Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

d.   Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

d. Income Taxes (continued)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

e.       Revenue Recognition Policy

Revenue historically has been derived from services provided. However, the Company anticipates future revenue will also be from the sale of software subscriptions. The Company recognizes revenue when the following four conditions are present: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sellers price to the buyer is fixed or determinable and collect ability is reasonably assured.


NOTE 3.   WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common or preferred stock.


NOTE 4.   GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company generated net losses of $180,040 during the period from July 20, 2004 (inception) to December 31, 2004. This condition raises substantial doubt about the Company's ability to continue as a going concern.

Management plans to raise additional funds through debt or equity offerings. There is no guarantee that the Company will be able to raise any capital through any type of offerings.


NOTE 5.   RELATED PARTY TRANSACTIONS

On August 2, 2004 the Company issued 7,500,000 shares of its common stock to an officer in return for fixed assets. As of December 31, 2004 a receivable of $13,503 was due from a related party. No terms or conditions had been set and the Company expects to receive payment in 2005.

NOTE 6.   WEBSITE AND SOFTWARE

The Company capitalized $35,823 that was incurred in the programming and testing of the Companies website and software.


NOTE 7.  OPERATING LEASE COMMITMENTS

The Company currently leases on a month-to-month basis a 2000 square foot property located at 1501 Front Street in San Diego, California. The monthly obligation is $1,500.

Lease expense through December 31, 2004 was $6,475.


NOTE 8.  INCOME TAXES

As of December 31, 2004
                      ---------------------------
                      ---------------------------

Deferred tax assets:
Net operating tax carryforwards   $ 53,466
Other                                         -0-
                      ---------------------------
Gross deferred tax assets           53,466
Valuation allowance                (53,466)
                      ---------------------------

Net deferred tax assets                  $    -0-
                      ===========================

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.


NOTE 9.   SCHEDULE OF NET OPERATING LOSSES

2004 Net Operating Loss           $
                            180,040
                   ----------------
Net Operating Loss        $(180,040)
                   ================

As of December 31, 2004, the Company has a net operating loss carryforwards of approximately $180,040. Net operating loss carryforward expires twenty years from the date the loss was incurred.

NOTE 10.   STOCK TRANSACTIONS

Transactions, other than employees' stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees' stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable.

On August 2, 2004, the Company issued 10,500,000 shares of common stock for services and assets valued at $0.002 per share.

On August 31, 2004, the Company issued 452,000 shares of common stock for cash valued at $0.25 per share.

On September 30, 2004, the Company issued 80,000 shares of common stock for cash valued at $0.25 per share.

On December 31, 2004, the Company issued 540,800 shares of common stock for cash valued at $0.25 per share.

As of December 31, 2004, the Company has 11,572,800 shares of common stock outstanding.


NOTE 11.   STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of December 31, 2004:

o Common stock, $0.001 par value; 75,000,000 shares authorized: 11,572,800 shares issued and outstanding.


NOTE 12.   CONSULTING SERVICE AGREEMENT

The Company entered into a consulting service agreement with RB Capital and Equities, Inc. The agreement terms are for the Company to issue RB Capital a $190,000 promissory note. Based on the terms and conditions of the promissory note the Company is not tied into the agreement until 120 days after the Company begins trading.

 Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with Armando C. Ibarra, CPA in regards to accounting and financial disclosure. Armando C. Ibarra was engaged on approximately August 15, 2004, by Studio 54, Inc. and was not consulted on any matters prior to being engaged.

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended Articles of Incorporation provide that Studio 54 shall indemnify any Director or Officer (and may indemnify any other employee or agent of Studio 54 or of another entity) who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of Studio 54 or is or was serving at the request of Studio 54 as a director, officer, trustee, employee or agent of another company, domestic or foreign, non-profit or for-profit, partnership joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Studio 54, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Studio 54.

Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

We may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of Studio 54 under these indemnification provisions. However, to date Studio 54, Inc. has not yet secured this insurance coverage.

The indemnification provided thereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of shareholders or disinterested directors. In addition, if at any time the Nevada Revised Code ("Code") shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of Studio 54 shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of Studio 54 or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Studio 54 pursuant to the Articles of Incorporation, or otherwise, Studio 54 has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing Fee - Securities and Exchange Commission   $   301
Accounting Fees and expenses                      $ 2,500*
Legal Fees and Expenses                           $ 1,000*
Transfer Agent Fees and Expenses                  $ 1,000*
Miscellaneous Expenses                            $14,000*
                                                 --------

TOTAL                                             $18,801
                                                  =======

     * Expenses other than filing fees are estimated. Studio 54, Inc. will pay all fees, disbursements and expenses in connection with the proposed Document.

                           RECENT SALES OF SECURITIES

On August 2, 2004, Studio 54, Inc. issued 7,500,000 shares at $.002 to Marc Gaxiola, .Studio 54, Inc.'s President. The 7,500,000 shares of common stock were issued for cash of $1,423, $4,000 in computer equipment, $6,000 in servers and $3,025 in office equipment, for total consideration of $14,449.

Also on August 2, 2004, Studio 54, Inc. issued shares to 6 individuals and 2 companies for consulting services rendered in conjunction with incorporating and structuring Studio 54, Inc.. A total of 3,000,000 shares of common stock were issued at $.002 per share for total consideration of $6000. The shares were issued for consulting services as follows; RB Capital and Equities, Inc., 500,000 shares, Robert Mendez 500,000 shares (internet marketing and internet links), Darryl Montana 500,000 shares (internet banner ads), Mike Harper 500,000 (advised on real estate locations for office space), Rich Ruff 300,000 (introduced seed capital to Studio 54), Luigi Rosso 100,000 shares (market analysis), Gudio Rosso 100,000 shares (market analysis) and S&W Consulting 500,000 shares (finders fee).


 On August 31, 2004, Studio 54, Inc. issued 452,000 shares to investors who purchased shares of common stock under a Regulation 504D Document. The 452,000 shares of common stock were issued for cash consideration of $113,000 or $.25 per share. There were 17 individuals who purchased the common shares as follows; Joe Villa 160,000 shares, John Welsome 8,000 shares, Brandy James 10,000 shares, Eugene Bennet 10,000 shares, Darrell Ross 4,000 shares, Kevin Elmore 20,000 shares, Scott Matson 8,000 shares, Rich Ruff 30,000 shares, Greg Reid 20,000 shares, Jon Mangini 40,000 shares, Chad Smanjak 20,000 shares, Dean Abramowicz 24,000 shares, Bryan McCann 12,000 shares, Sheryl Alvarado 40,000 shares, Jessie Nettles 20,000 shares, Glenn Cunningham 10,000 shares, and Jeff Droms 16,000 shares.

On September 30, 2004, Studio 54, Inc. issued 80,000 shares to investors who purchased shares of common stock under a Regulation 504D Document The 80,000 shares of common stock were issued for cash consideration of $20,000 or $.25 per share. There were 2 individuals who purchased the common shares as follows; Tom Mellan 40,000 shares and Michael Stefaun 40,000 shares.

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

On December 31, 2004, Studio 54, Inc. issued 580,800 shares to investors who purchased shares of common stock under a Regulation 504D Document. The 580,800 shares of common stock were issued for cash consideration of $145,200 or $.25 per share. There were 29 individuals who purchased the common shares as follows; Dean Abramowicz 24,000 shares, Jon Blum 40,000 shares, James Bogle 44,000 shares, Darren Chen 40,000 shares, Chris Gehman 20,000 shares, Aaron Gochmanosky 34,000 shares, Eric Goldberg 20,000 shares, Dominick Gonzales 20,000 shares, Todd Erwin 20,000 shares, Scott Glaser 20,000 shares, David Herrle 8,800 shares, Cindy Huchabay 8,000 shares, DeAnna Latson 12,000 shares, Bryan McCann 12,000 shares, Valerie Montoya 20,000 shares, James Moreau 8,000 shares, Joe Murray 24,000 shares, Dave Nagy 20,000 shares, Don Parnell 40,000 shares, Eric Perreira 60,000 shares, Honey Phillips 10,000, Greg Reid 20,000 shares, Darrell Ross 4,000 shares, Joseph Russo 8,000 shares, Brett Scott 4,000 shares, David Scott 4,000, T&L Enterprises 20,000 shares, Cobi Vu 4,000 shares, and Margaret Wood 12,000 shares.

On March 31, 2005, Studio 54, Inc. issued 200,000 shares to investors who purchased shares of common stock under a Regulation 504D Document The 200,000 shares of common stock were issued for cash consideration of $50,000 or $.25 per share. There were 3 individuals who purchased the common shares as follows; Todd Erwin 100,000 shares, Scott Glaser 20,000 shares and Michael Stefaun 80,000 shares.

As of March 31, 2005 Studio 54, Inc. has 11,812,800 shares of common stock outstanding.

All of the above stock certificates were issued under Section 4(2) of the 1933 Securities Act and bear the appropriate legend.

All such purchasers have executed and delivered to Studio 54, Inc. investment representations and appropriate restrictive legends have been placed on the stock certificates issued. No form of general solicitation or advertising was used to market the securities in any of these Documents.

                                INDEX TO EXHIBITS

3.1  Articles of Incorporation of the Registrant filed by reference 11/16/2004

3.2  Amendment to the Articles of Incorporation filed by reference 11/16/2004

3.3  By-Laws of the Registrant filed by reference 11/16/2004

4.1 Common Stock Specimen filed by reference 11/16/2004

5.1  Opinion re: legality filed by reference 11/16/2004

10.1  Employment agreement with Marc Gaxiola filed by reference 11/16/2004

10.2  Employment agreement with Mangolien Koza filed by reference 11/16/2004

10.3 Consulting contract with RB Capital and Equities, Inc. filed by reference 11/16/2004

11.1 Computation of earnings per share filed by reference 11/16/2004

23.1  Consent of Armando C. Ibarra, CPA.filed by reference 11/16/2004

23.2 Consent of Kevin Elmore, ESQ. (see 5.1 exhibit for consent) filed by reference 11/16/2004


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


                                  UNDERTAKINGS.

The undersigned Registrant hereby untertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Document
(i) to include any Document required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the Document any facts or events arising after the effective date of the Document (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Document; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Document or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the act, each post-effective amendment shall be deemed to be a new Document relating to the securities offered therein, and the Document of such securities of that time shall be deemed to be the initial bona fide Document thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Document.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is,therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred and paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable knowledge to believe that it meets the requirements of filing Form SB-2/A and authorized this Document to be signed on its behalf by the undersigned, in the City of San Diego, State of California on April 10, 2005.

STUDIO 54, INC.


By: /s/  Marc Gaxiola
Marc Gaxiola, President

In accordance with the requirements of the Securities Act of 1933, this Document was signed by the following persons in the capacities and on the dates stated.



SIGNATURE:                          TITLE                      DATE
/s/ Marc Gaxiola                    President /Director         April 10, 2005
----------------
Marc Gaxiola

/s/ Mangolein Koza                 Secretary / Treasurer        April 10, 2005
 -----------------                  and Director
Mangolein Koza

/s/ Claudia Moreno                  Director                    April 10, 2005
-------------------
Claudia Moreno

Dealer Delivery Obligations

         Until_____, all dealers that effect transactions in these securities whether or not participating in the Document , maybe required to deliver a Document. This is in addition to the dealers' obligation to deliver a Document when acting as underwriters and with respect to their unsold allotments or subscriptions.